UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 25, 2013

Enstar Group Limited

(Exact name of registrant as specified in its charter)

Bermuda	001-33289	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box HM 2267, Windsor Place, 3rd Floor 22 Queen Street, Hamilton HM JX Bermuda	N/A
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (441) 292-3645

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

On November 25, 2013, Kenmare Holdings Ltd. (“Kenmare”), a wholly-owned subsidiary of Enstar Group Limited (“Enstar”), together with Trident V, L.P., Trident V Parallel Fund, L.P. and Trident V Professionals Fund, L.P. (collectively, “Trident”), completed the previously announced acquisition of Atrium Underwriting Group Ltd. (“Atrium”) from Arden Holdings Ltd. (“Arden Holdings”).

Atrium is an underwriting business at Lloyd’s of London that manages Syndicate 609 and provides approximately one quarter of the syndicate’s capital. Atrium specializes in accident and health, aviation, marine property, non-marine property, professional liability, property and casualty binding authorities, reinsurance, upstream energy, war and terrorism insurance, cargo and fine art. The purchaser of Atrium, Alopuc Limited, is 100% owned by Northshore Holdings Limited (“Northshore”), which is 60% owned by Kenmare and 40% owned by Trident.

The parties to the definitive purchase agreement for the acquisition entered into a deed of variation on November 21, 2013, which provided, among other things, for the payment of a $25.0 million pre-completion dividend from Atrium to Arden Holdings and a corresponding $25.0 million reduction in the purchase price (bringing the total purchase price from $183.0 million to $158.0 million). Kenmare’s $94.8 million portion of the purchase price was financed by a drawing under Enstar’s revolving credit facility.

As previously reported, on September 6, 2013 (in connection with the closing of the acquisition of Arden Reinsurance Company Ltd. (“Arden”) from Arden Holdings), Northshore, Kenmare and Trident entered into a shareholders’ agreement (the “Northshore Shareholders’ Agreement”), which applies equally to the Atrium acquisition now that it has closed. The Northshore Shareholders’ Agreement, among other things, provides that Trident has the right to designate one member of the Atrium board of directors. The Northshore Shareholders’ Agreement and Enstar’s obligations and rights thereunder are described in Items 1.01, 2.01 and 2.03 of Enstar’s Current Report on Form 8-K filed on September 11, 2013, and a copy of the Northshore Shareholders’ Agreement is filed as Exhibit 10.1 thereto.

Trident beneficially owns approximately 9.7% of Enstar’s ordinary voting shares.

Item 8.01	Other Events.

On November 21, 2013, Enstar borrowed $95.0 million under its previously disclosed $375.0 million five-year revolving credit facility (the “Credit Facility”) with National Australia Bank Limited (“NAB”) and Barclays Bank PLC (“Barclays”), as mandated lead arrangers, NAB, Barclays and Royal Bank of Canada, as original lenders, and NAB as agent. The borrowing was used to fund Kenmare’s portion of the purchase price for Atrium. The interest rate on this borrowing is approximately 2.92%, subject to periodic adjustment in accordance with the terms of the Credit Facility. The undrawn amount of $116.2 million remains available to Enstar under the Credit Facility. A description of the material terms of the Credit Facility is included in Item 1.01 of the Current Report on Form 8-K that Enstar filed on July 9, 2013, and that description is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.

The required financial statements of Atrium will be filed by amendment no later than February 11, 2014.

(b)	Pro Forma Combined Financial Information.

The required pro forma financial statements related to Atrium will be filed by amendment no later than February 11, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENSTAR GROUP LIMITED

Date: November 25, 2013	By:	/s/ Richard J. Harris
Richard J. Harris
Chief Financial Officer

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